Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in KMG America Corporation’s Form S-8 (Registration Statement No. 333-XXXX), which pertains to the KMG America Corporation 2004 Equity Incentive Plan, of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of KMG America Corporation included in its Annual Report (Form 10-K) and Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2005, KMG America Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KMG America Corporation, filed with the Securities and Exchange Commission..

Charlotte, North Carolina

August 14, 2006